Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	RCG Capital Markets Group, Inc.
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corp.	Institutional/Analysts: Joe Diaz
	602-437-1520	Media: Kristen Klein
480-675-0400

White Electronic Designs Announces
Third Quarter Fiscal 2004 Financial Results

Phoenix, AZ. August 10, 2004 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the third quarter of fiscal 2004 ended July 3, 2004.

Highlights include:

•	Net sales of $25.4 million

•	Net income of approximately $565,000 or $0.02 per diluted share

•	Backlog of $52 million

•	Cash-on-hand at the end of the quarter grows to $38 million

Net sales for the third quarter of fiscal 2004 were $25.4 million, compared to sales of $28.9 million in the immediately preceding quarter, and sales of $31.5 million in the third quarter of fiscal 2003. Net income for the third quarter of fiscal 2004 was approximately $565,000 or $0.02 per diluted share, compared to net income of approximately $1.7 million or $0.07 per diluted share in the immediately preceding quarter, and net income of approximately $2.4 million or $0.11 per diluted share in the third quarter of fiscal 2003.

Net sales for the first nine months of fiscal 2004 were approximately $80.2 million, compared to net sales of approximately $83.3 million for the first nine months of fiscal 2003. Net income for the first nine months of fiscal 2004 was approximately $3.9 million or $0.16 per diluted share, compared to net income of approximately $6.9 million or $0.31 per diluted share in the first nine months of fiscal 2003.

Hamid Shokrgozar, president and chief executive officer of White Electronic Designs corporation, commented, “As we announced earlier in the quarter, the financial results of our third quarter were impacted by a shift in military spending priorities. Although we were disappointed with our results, we were pleased that actual sales of military microelectronics products exceeded our revised expectations and that we received new orders totaling over $8 million in that important part of our business. We were also pleased that our commercial display business launched its High Volume Glass Lamination (HVGL) production process, and successfully entered into production of enhanced LCD’s for the Tablet PC market utilizing the HVGL process.”

Selling, general and administrative (SG&A) expenses for the quarter were approximately $4.5 million, compared to approximately $4.4 million in the immediately preceding quarter, and compared to $4.4 million in the third quarter of fiscal 2003.

Research and development expenses for the quarter totaled approximately $1.5 million or 5.8% of net sales. We remain committed to investing in process technology and new product innovation, as we believe they are essential for us to be competitive in the markets we serve.

Mr. Shokrgozar stated, “New orders totaled $22.5 million for the quarter, and backlog at the end of the third quarter of fiscal 2004 totaled approximately $52 million. Our balance sheet remains strong as we ended the quarter with $38 million in cash and, at the end of the quarter, our current ratio was approximately 6 to 1.”

Gross profit for the third quarter of fiscal 2004 was approximately $6.9 million, compared to $8.5 million in the immediately preceding quarter, and compared to gross profit of approximately $10 million in the third quarter of fiscal 2003.

Microelectronic Segment Highlights

•	Net sales for the Microelectronic segment totaled $14.6 million in the third quarter of fiscal 2004, compared to $15.5 million for the same period of the prior year, primarily as a result of the lower sales to the military microelectronics customers.

•	Backlog at the end of the third quarter of fiscal 2004 for this segment totaled approximately $29.8 million or approximately 57% of the total Company backlog. Military products accounted for 72% of the Microelectronic segment’s backlog.

•	New orders received for the Microelectronic segment totaled $15.3 million, up 25% compared to $12.2 million of new orders in the immediately preceding quarter.

•	The third quarter Microelectronic segment new orders totaled approximately 68% of the total new orders received by the company. As expected, during the third quarter, sales of military Microelectronics products continued to slow down as a result of lower defense spending for military equipment. However, military microelectronic bookings for the quarter did increase by over 25% to $8 million, compared to the second quarter of 2004.

•	Our commercial microelectronic business continued to improve in targeted industrial market sectors. New orders received for our commercial Microelectronic products increased to approximately $7.3 million, compared to $5.9 million in the immediately preceding quarter.

     Key Microelectronic segment awards during the quarter included:

•	Received over $1.3 million of orders for products used on Multifunctional Information Distribution System (MIDS) and F-22 fighter programs.

•	Received award of over $1 million for Anti-Tamper (AT) program.

•	Received over $1 million follow-on order for memory module products from a customer supporting the high-end enterprise server market.

•	Received $1.1 million order for products included in the On-Command hotel and entertainment video systems.

•	Volume orders were booked for 330,000 units of the control sensor assembly for an automotive seat supplier to Jaguar and Peugeot cars.

Display Segment Highlights

•	Net sales for the Display segment totaled approximately $10.8 million, compared to $13.4 million in the immediately preceding quarter and $16.0 million in the third quarter of fiscal 2003. This decrease was due primarily to lower sales to both Garmin International and GE Medical Systems. Net sales in the third quarter to Garmin and GE Medical systems were approximately $765,000 compared to approximately $5.5 million in the third quarter of fiscal 2003.

•	Backlog at the end of the period for the Display segment totaled approximately $22 million or 43% of the total Company backlog.

•	Our commercial display group successfully completed qualification on a front side Automatic Teller Machine (ATM) monitor product.

•	We entered negotiations for a new system design in which product is expected to be used in backside ATM applications.

•	We entered into final qualification testing on monitors that are expected to be used as Point-of-Service (POS) terminals by large consumer retail chains.

     Key Display segment awards during the quarter included:

•	Received an order of approximately $1.5 million for enhanced display product for specialty PC applications.

•	Received a follow-on display enhancement order for marine navigation applications, totaling approximately $1 million.

•	Received continuing orders for approximately $2.8 million follow-on keypad products from major appliance manufacturers.

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.wedc.com.

Cautionary Statement

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: difficulties associated with successfully integrating White’s and IDS’s businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004 and in the Company’s Annual Report on Form 10-K for the year ended September 27, 2003 under the heading “Business-Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share data)

	July 3,	September 27,
	2004	2003
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$37,618	$30,176
Marketable securities	—	5,080
Accounts receivable, less allowance for doubtful accounts of $389 and $397	16,703	19,689
Inventories, net	22,595	18,718
Prepaid expenses and other current assets	3,412	1,727
Deferred income taxes	4,539	5,222

Total Current Assets	84,867	80,612
Property, plant and equipment, net	14,894	15,689
Goodwill, net	16,935	17,040
Intangible assets, net	5,827	6,310
Other assets, net	168	155

Total Assets	$122,691	$119,806

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$8,234	$8,074
Accrued salaries and benefits	1,832	2,496
Other accrued expenses	2,085	3,251
Deferred revenue	1,531	3,048

Total Current Liabilities	13,682	16,869
Accrued long-term pension liability	712	712
Deferred income taxes	834	503
Other long term liabilities	1,543	694

Total Liabilities	16,771	18,778

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,253,762 and 24,067,184 shares issued	2,425	2,406
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	90,081	89,129
Unearned compensation	(15)	(34)
Retained earnings	13,759	9,857
Accumulated other comprehensive loss	(326)	(326)

Total Shareholders’ Equity	105,920	101,028

Total Liabilities and Shareholders’ Equity	$122,691	$119,806

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars, except share and per share data)

	Three months ended		Nine months ended
	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003
		(as restated)		(as restated)
Net sales	$25,390	$31,522	$80,189	$83,340
Cost of sales	18,457	21,524	56,217	55,668

Gross profit	6,933	9,998	23,972	27,672

Operating expenses:
Selling, general and administrative	4,515	4,365	13,487	12,476
Research and development	1,476	1,621	4,668	4,260
Amortization of intangible assets	158	402	481	701

Total operating expenses	6,149	6,388	18,636	17,437

Operating income	784	3,610	5,336	10,235
Interest expense	—	40	2	84
Interest (income)	(109)	(43)	(330)	(152)

Income before income taxes	893	3,613	5,664	10,303
Provision for income taxes	328	1,187	1,762	3,387

Net income	$565	$2,426	$3,902	$6,916

Earnings per share — basic	$0.02	$0.12	$0.16	$0.34

Earnings per share — diluted	$0.02	$0.11	$0.16	$0.31

Weighted average number of common shares and equivalents:
Basic	24,226,213	20,975,359	24,174,085	20,552,630
Diluted	24,886,520	22,220,548	25,028,783	21,956,702